Exhibit 99.1

For additional information, contact: Robert W. Dumas President and CEO (334) 821-9200

Press Release – August 14, 2018

AUBURN NATIONAL BANCORPORATION, INC.

DECLARES QUARTERLY DIVIDEND

AUBURN, Alabama – On August 14, 2018, the Board of Directors of Auburn National Bancorporation, Inc. (Nasdaq: AUBN) declared a third quarter $0.24 per share cash dividend, payable September 25, 2018 to shareholders of record as of September 10, 2018.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $812 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates 8 full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.